Exhibit 99.1

Dreams Reports Third Quarter 2011 Financial Results

39% Increase in E-Commerce Sales Drives Third Quarter Revenues of $24.4 Million

PLANTATION, Fla., November 14, 2011 – Dreams, Inc.(NYSE Amex: DRJ), a technology driven, multi-channel retailer focused on the licensed sports products industry, reported financial results for the third quarter ended September 30, 2011.

Financial Highlights: Q3 2011 vs. Q3 2010

•	Revenues up 23% to $24.4 million

•	E-commerce revenues up 39% to $18.7 million

•	Web syndication revenues up 25% to $6.9 million

•	Organic revenue from owned brands, led by www.FansEdge.com, up 49% to $11.8 million

Third Quarter 2011 Financial Results

Total revenues in the third quarter of 2011 increased 23% to $24.4 million from $19.8 million in the third quarter of 2010. This was primarily attributable to a39% increase in e-commerce revenues to $18.7 million. E-commerce revenues were driven by Dreams’ web syndication platform, which generated a 25% increase in revenues to $6.9 million, and a 49% increase in organic growth of the company’s owned brands to $11.8 million, led by www.FansEdge.com.

Loss from operations was $1.5 million in the third quarter of 2011, compared to a loss of $0.9 million in the year-ago quarter. This increased loss is due to increased investments in infrastructure, operational efficiencies and personnel to support anticipated future sales growth.

Net loss in the third quarter of 2011 was $1.0 million or $(0.02) per share, compared to a net loss of $0.7 million or $(0.02) per share in the year-ago quarter.

Adjusted EBITDA was a loss of $0.8 million in the third quarter of 2011, compared to adjusted EBITDA of $17,000 in the same year-ago quarter (see definition and important discussion of this non-GAAP measure, below).

Third Quarter 2011 Operational Highlights

•	Signed four web syndication partnerships, bringing net client portfolio to 67.

•	Partnered with Major League Baseball and Getty Images to operate its online photo store at www.MLB.com.

•	Partnered with Center plate and the Miami Dolphins to re-launch the team’s official online store, www.Shop.Dolphins.com, marking the company’s third NFL web syndication client.

•	Partnered with Linens-N-Things to control their e-commerce operations at www.LNT.com, representing the company’s first partnership with a home goods retailer.

•	Partnered with Major League Soccer (MLS) to operate its online collectibles store at www.MLSCollectibles.com.

Management Commentary

“Strong broad-market demand for our proprietary e-commerce platform and the consistent execution of our growth initiatives drove another quarter of solid double-digit revenue growth,” said Ross Tannenbaum, president and CEO of Dreams. “Underlying these results were organic growth of 49% within our owned brands and 25% growth from our web syndication sales. In fact, we have continued the momentum in our syndication channel through the recent addition of 11 new clients subsequent to the quarter’s end. Based upon this momentum and our visibility into the depth of our client pipeline, we have continued to invest in human capital throughout our entire organization. We have made these investments over the past two years, recognizing the lack of qualified personnel is the only roadblock in the execution of our growth strategy.

“As we enter the fourth quarter and holiday season, which has historically been our high water mark that accounts for over half of our total revenues, we are focused on the delivery of our vast product offering to our partners and customers. We believe our holiday season will be robust and that we remain well-positioned to achieve our 2011 goal of increasing revenue more than 25% to $140 million, while generating record EBITDA.”

Conference Call

Dreams will host a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2011 results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

Date: Monday, November 14, 2011

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In Number: 888-669-0684

International: 201-604-0469

To listen to the live Webcast, please go to www.visualwebcaster.com/event.asp?id=83516.A replay of the Webcast will be available for the next 90 days following the conclusion of the call via Dreams’ Web site at www.DreamsCorp.com.

Reconciliation of Non-GAAP Financial Measures

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “EBITDA” and “adjusted EBITDA.”

The company defines EBITDA as net income (loss) before non-controlling interest, interest, net, provision for income tax (benefit), and depreciation and amortization. The company defines adjusted EBITDA as net income (loss) before non-controlling interest, interest, net, provision for income tax (benefit), depreciation and amortization, non-controlling interest, restructuring and severance costs, impairment charges, non-cash stock option expense, certain legal expenses, settlements and related costs outside the normal course of business, other income and certain other one-time charges and credits. The company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate the company’s performance. In the company’s opinion, these non-GAAP measures provide meaningful supplemental information regarding the company’s performance. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the company’s performance and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to the company’s historical performance. The company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the health of the company’s business.

The differences between EBITDA, adjusted EBITDA and GAAP net income are as follows:

DREAMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Net Income (Loss)	(3,901)	(2,743)	(1,046)	(702)
Non-controlling interest	(72)	(17)	(8)	(17)
Interest, net	591	984	268	225
Provision for income tax (benefit)	(2,642)	(1,792)	(735)	(430)
Other Income	(71)	—	—	—
Depreciation and amortization	2,000	1,356	685	456

EBITDA	(4,095)	(2,212)	(836)	(468)
Restructuring and severance costs	34		—
Impairment charges	103
Stock option expense- non cash	52		32
Certain legal expenses	457	100	12	—
Settlements and related costs	595	25		—
One-time charges and credits	144	670		485

Adjusted EBITDA	(2,710)	(1,417)	(792)	17

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Important Cautions Regarding Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Forward looking statements made in the press release include, but are not limited to, statement made by Mr. Tannenbaum regarding the future activities and growth of the company, including that the company remains on track to achieve its 2011 financial goals of $140 million in total revenues, along with achieving record EBITDA. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Regions Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

DRJ@liolios.com

DREAMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2011	December 31, 2010
(Dollars in Thousands, except share amounts)	(un-audited)
ASSETS
Current assets:
Cash	$239	$440
Accounts receivable, net	4,544	9,898
Note receivable, current	138	—
Inventories	47,320	32,609
Prepaid expenses and deposits	3,158	2,166
Deferred tax asset	1,599	1,340

Total current assets	$56,998	$46,453
Property and equipment, net	5,552	5,538
Deferred loan costs	162	234

Note Receivable	153	—

Other intangible assets, net	5,792	5,821
Goodwill, net	8,650	8,650
Other assets	9	9

Total assets	$77,316	$66,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,650	$14,477
Accrued liabilities	6,692	9,264
Current portion of long-term debt	300	323
Borrowings against line of credit	23,276	1,128
Deferred credits	541	1,622

Total current liabilities	$43,459	$26,814
Long-term debt, less current portion	1,443	1,694
Capital lease obligation	119	168
Long-term deferred tax liability	801	2,887

Total Liabilities	$45,822	$31,563

Stockholders’ equity:
Preferred stock authorized 10,000,000, issued and outstanding -0- shares	—	—
Common stock and additional paid-in capital, no par value; authorized 100,000,000 shares; shares issued and outstanding 44,662,579 and 44,107,464 shares as of September 30, 2011 and December 31, 2010, respectively	44,149	43,814
Treasury stock 38,400 issued as of September 30, 2011 and December 31, 2010	(46)	(46)
Accumulated deficit	(12,489)	(8,588)
Non-controlling interest in subsidiaries	(120)	(38)

Total stockholders’ equity	31,494	35,142

Total liabilities and stockholders’ equity	$77,316	$66,705

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Manufacturing/Distribution	$6,929	$7,462	$1,798	$2,794
Retail	59,532	42,831	22,566	16,844
Other - Fees	105	407	25	153

Total Revenues	$66,566	$50,700	$24,389	$19,791
Expenses:
Cost of sales-mfg/distribution	$4,066	$4,383	$1,103	$1,635
Cost of sales-retail	32,240	22,840	12,043	8,711
Operating expenses	34,362	25,689	12,079	9,913
Depreciation and amortization	2,000	1,356	685	456

Total Expenses	$72,668	$54,268	$25,910	$20,715

(Loss) from operations	(6,102)	(3,568)	(1,521)	(924)
Interest (expense), net	(591)	(984)	(268)	(225)
Other income	71	—	—	—

(Loss) before income taxes	(6,622)	(4,552)	(1,789)	(1,149)
Provision for income tax benefit	2,642	1,792	735	430

Net (loss)	$(3,980)	$(2,760)	$(1,054)	$(719)
Loss attributable to non controlling interest	79	17	8	17
Net (loss) attributable to Dreams, Inc	$(3,901)	$(2,743)	$(1,046)	$(702)

(Loss) per share:
Basic: (Loss) per share	$(0.09)	$(0.07)	$(0.02)	$(0.02)
Weighted average shares outstanding – Basic	44,593,397	39,604,650	44,651,971	42,848,303
Diluted: (Loss) per share	$(0.09)	$(0.07)	$(0.02)	$(0.02)
Weighted average shares outstanding – Diluted	45,092,893	40,513,216	45,090,267	43,683,982